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                                     EXHIBIT 99.1

                             [Western Bancorp Letterhead]

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PRESS RELEASE
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Western Bancorp  (NASDAQ:  WEBC)
Monarch Bancorp (OTC:  MOBP)
California Commercial Bankshares (OTC:  CCBS)
30000 Town Center Drive
Laguna Niguel, CA  92677
Contacts:     Hugh S. Smith, Jr.            Arnold C. Hahn
              Chairman and                  Chief Financial Officer
              Chief Executive Officer
Phone:        310/477-2401                  714/863-2351
FAX:          310/477-8611                  714/757-5845



FOR IMMEDIATE RELEASE

MONARCH BANCORP COMPLETES 1 FOR 8.5 REVERSE STOCK SPLIT, CHANGES NAME TO WESTERN BANCORP AND COMPLETES MERGER WITH CALIFORNIA COMMERCIAL BANKSHARES.
WESTERN BANCORP BEGINS TRADING ON NASDAQ.

June 4, 1997

On June 2, 1997, the shareholders of Monarch Bancorp (the "Company") approved the following items:

    1) The merger of California Commercial Bankshares ("CCB") into the Company

    2) Changing the Company name from Monarch Bancorp to Western Bancorp

    3) A reverse stock split of the Company common stock of 8.5 shares into 1 share

    4) Election of directors Rice E. Brown, Joseph J. Digange, John W. Rose, Hugh S. Smith, Jr., Matthew P. Wagner, Dale E. Walter and John M. Eggemeyer

On June 4, 1997, Western Bancorp completed the acquisition of California Commercial Bankshares ("CCB") and its wholly owned subsidiary, National Bank of Southern California ("NBSC"), Newport Beach, California in which NBSC became a wholly-owned subsidiary of the Company. Concurrent with the acquisition, Mr. Mark H. Stuenkel, Mr. William H. Jacoby and Mr. Robert L. McKay were appointed to the board of directors of the Company.


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The Company has also begun trading on NASDAQ under the symbol WEBC.

The acquisition of CCB by the Company increased the total pro forma assets of the Company and its subsidiaries to approximately $850 million, total pro forma deposits to approximately $753 million and total pro forma shareholders' equity to approximately $81 million as of March 31, 1997.

Mr. Hugh S. Smith, Jr., Chairman and CEO of Western Bancorp stated "Much effort and planning has gone into reaching this milestone of completing the merger with CCB and becoming listed on NASDAQ. We can now complete our integration with National Bank of Southern California and fully realize the benefits of operating together. Also, with our listing on NASDAQ, our shareholders and potential shareholders should be able to enjoy a more liquid market."


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